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                                                                    EXHIBIT 5.1

                      [Letterhead of O'Melveny & Myers LLP]


August 20, 2004

Pinnacle Foods Group Inc.
6 Executive Campus
Cherry Hill, New Jersey 08002

         Re: Exchange Offer for $394,000,000 8 1/4% Senior Subordinated Notes due 2013 for up to $394,000,000 8 1/4% Senior
              Subordinated Notes due 2013

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-4 (such registration statement, as amended or supplemented, the "Registration Statement") of Pinnacle Foods Group Inc., a Delaware corporation (the "Company"), in connection with the proposed offer (the "Exchange Offer") to exchange any and all of the Company's outstanding 8 1/4% Senior Subordinated Notes due 2013 (the "Old Notes"), for the Company's 8 1/4% Senior Subordinated Notes due 2013 (the "Exchange Notes"), that are being registered pursuant to the Registration Statement, which Exchange Notes will be guaranteed (the "Exchange Guarantees") by each of the parties listed on Schedule I hereto (the "Delaware Corporate Guarantors" and each a "Delaware Corporate Guarantor"), each of the parties listed on Schedule II hereto (the "Delaware LLC Guarantors" and each a "Delaware LLC Guarantor" and, together with the Delaware Corporate Guarantors, the "Delaware Guarantors") and each of the parties listed on Schedule III hereto (the "Other Guarantors" and, together with the Delaware Guarantors, the "Guarantors").

     We have examined originals or copies of those corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

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Pinnacle Foods Group Inc.
Page 2 -- August 20, 2004

     Upon the basis of the foregoing, we are of the opinion that:

     1. The Exchange Notes have been duly authorized by all necessary corporate action on the part of the Company and, when the Exchange Notes are executed, authenticated and delivered by or on behalf of the Company against the due tender and delivery of the Old Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, such Exchange Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

     2. The Exchange Guarantees have been duly authorized by all necessary corporate or other action, as applicable, on the part of the Delaware Guarantors and, when the Exchange Notes are executed, authenticated and delivered by or on behalf of the Company against the due tender and delivery of the Old Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes (and assuming due authorization of the Exchange Guarantees by the Other Guarantors), the Guarantee of each Guarantor will be a legally valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or law.

     For purposes of our opinion in paragraph 2 above, we have assumed that each of the Other Guarantors (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of organization, (ii) has the corporate power and authority to authorize the Exchange Guarantees, (iii) has taken all requisite corporate action to authorize the Exchange Guarantees and
(iv) has duly authorized the Exchange Guarantees.

     The law covered by this opinion is limited to the present law of the State of New York and the present Delaware General Corporation Law and the present Delaware Limited Liability Company Act. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

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Pinnacle Foods Group Inc.
Page 3 -- August 20, 2004

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus included as part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

                                                Respectfully submitted,


                                                /S/ O'MELVENY & MYERS LLP
                                                -----------------------------

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Pinnacle Foods Group Inc.
Page 4 -- August 20, 2004


                                   SCHEDULE I

                          DELAWARE CORPORATE GUARANTORS


Pinnacle Foods Corporation
Pinnacle Foods Brands Corporation
PF Sales (N. Central Region) Corp.


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Pinnacle Foods Group Inc.
Page 5 -- August 20, 2004


                                   SCHEDULE II

                             DELAWARE LLC GUARANTORS

PF Sales, LLC
PF Distribution, LLC


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Pinnacle Foods Group Inc.
Page 6 -- August 20, 2004


                                  SCHEDULE III

                                OTHER GUARANTORS

Pinnacle Foods Management Corporation, a Connecticut corporation
PF Standards Corporation, a New Jersey corporation
Sea Coast Foods Inc., a Washington corporation